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                                                                   EXHIBIT 2.5.1

                       AMENDMENT AND SUPPLEMENT TO ASSETS
                     SALE AND PURCHASE AGREEMENT AND RELEASE


        THIS AMENDMENT AND SUPPLEMENT AGREEMENT AND RELEASE (THE "AMENDMENT") is entered into as of the 28th day of February 2001, by and between ESCALON MEDICAL CORP., a Delaware corporation ("Escalon"), ESCALON VASCULAR ACCESS, INC. ("Buyer") and RADIANCE MEDICAL SYSTEMS, INC. (formerly CARDIOVASCULAR DYNAMICS, INC.), a Delaware corporation ("Radiance").

                                   BACKGROUND

        WHEREAS, Escalon, Buyer and Radiance entered into an Assets Sale and Purchase Agreement (the "Asset Agreement") dated January 21, 1999, and

        WHEREAS, any capitalized term used herein and not defined shall have the meaning ascribed to it in the Asset Agreement, and

        WHEREAS, the parties wish to amend the Asset Agreement to provide an adjustment in the terms of payment of the royalties pursuant to Section 2.3(c) of the Asset Agreement,;

                                   WITNESSETH

        NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

        1. The last two sentences of Section 2.3(c) of the Asset Agreement shall be amended to read as follows:

               "With respect to Net Sales made during each 12-month period during the Royalty Period commencing on January 21, 2001, (each such period a "Royalty Year"), Buyer shall pay to Seller royalty payments under this Section 2.3(c) only with respect to Net Sales in excess of $3,000,000 in any Royalty Year."

        2. Radiance, Escalon and Buyer agree that Buyer owes to Radiance an additional $182,442 for royalties for the 12 months ended January 21, 2001, and agree that as payment therefor, and as consideration for the amendment of
Section 2.3(c) of the Asset Agreement set forth above, Escalon and Buyer shall make the issuances and payments and deliver promissory notes, and agrees to the obligations, as set forth in Sections 3, 4, 5, 6 and 7 below.

        3. Escalon shall within three (3) days of the date of this Amendment issue to Radiance 50,000 shares of Escalon's common stock (to be valued at $100,000). Radiance understands and acknowledges that (i) the shares of Escalon Common Stock to be issued to the Radiance pursuant to this Amendment will be issued under certain exemptions from the registration provisions of the Securities Act of 1933 (the "Securities


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Act"), (ii) Radiance is acquiring the shares of Escalon Common Stock without being furnished any offering literature or prospectus, (iii) the issuance of the shares of Escalon Common Stock has not been examined by the Securities and Exchange Commission (the "Commission") or by any agency charged with the administration of the securities laws of any state or other jurisdiction and
(iv) it has had the opportunity to review certain materials, including financial information, regarding Escalon and to ask questions of officers of Escalon regarding Escalon. Radiance represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the shares of Escalon Common Stock and of making an informed investment decision with respect thereto. Radiance understand that Escalon is relying on the truth and accuracy of the representations, declarations and warranties made in this Section 3 by Radiance in issuing the shares of Escalon Common Stock without having first registered the shares under the Securities Act or under the securities laws of any state or other jurisdiction. Radiance also confirms that (i) it understands that there are substantial restrictions on the transferability of the shares of Escalon Common Stock it is to receive pursuant to this Amendment and, accordingly, it may not be possible for it to liquidate its investment in the shares of Escalon Common Stock in case of emergency and (ii) it is able to bear the economic risk of its investment in the shares and to hold the shares for an indefinite period of time. The shares of Escalon Common Stock are being acquired by the Radiance in good faith solely for its own account, for investment purposes only, and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof. Radiance does not have any contract, undertaking, understanding, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge to any person the shares of Escalon Common Stock, or any part thereof, and has no current plan to enter into any such contract, undertaking, agreement or arrangement. Radiance understands that the legal consequences of the foregoing representations and warranties are that it must bear the economic risk of its investment in the shares of the Escalon Common Stock for an indefinite period of time because the shares have not been registered under the Securities Act.

        4. Registration Rights.

        (i) Registration Rights. Escalon shall use its best efforts to register the shares of Escalon Common Stock issued to Radiance in this Amendment within the seventy-five (75) days following the execution of this Amendment or as soon as practicable thereafter on Form S-3 under the Securities Act, or any successor to such form, (or if Escalon is not eligible to use Form S-3, then any other appropriate form) in a manner that will, upon being declared effective, constitute a "shelf" registration for purposes of Rule 415 under the Securities Act, pursuant to which Radiance may sell the shares of Escalon Common Stock received by it in this Amendment, from time to time and in such amounts as Radiance may hereafter determine, all in a manner consistent with all applicable provisions of the Securities Act and the Exchange Act.

        (ii) Registration Procedure. With respect to registration under Section 4(i), Escalon shall prepare and file such amendments, post-effective amendments and periodic reports under the Exchange Act as may be necessary to keep such registration statement


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continuously effective until the second anniversary of this Amendment.
Notwithstanding the foregoing, Escalon shall not be required to update, pursuant to this Section 4, any document during a period when Escalon shall, in good faith and using reasonable business judgment, believe that the premature disclosure of any event or information would have a material adverse effect on Escalon or its prospects. Radiance hereby agrees, that upon receipt of notice from Escalon of the happening of any occurrence described in the preceding sentence, Radiance shall forthwith discontinue disposition of the shares of Escalon Common Stock received by it in this Amendment pursuant to such registration statement until Radiance receipt of the copies of the supplemented or amended prospectus, and, if so directed by Escalon, Radiance shall deliver to Escalon all copies in its possession, other than permanent file copies then in Radiance's possession, of the prospectus covering such Escalon Common Stock current at the time of receipt of such notice.

        (iii) Expenses. The costs and expenses, other than selling discounts or commissions, of registration pursuant to this Section 4 shall be paid by Escalon (including, without limitation, all registration and filing fees, printing expenses, and costs of special audits incident to or required by such registration).

        (iv) Indemnification. To the extent permitted by law, Escalon will indemnify and hold harmless Radiance, any underwriter (as defined in the Securities Act) for Radiance and each person, if any, who controls Radiance or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement on or after the effective date, or final prospectus contained therein or any amendments or supplements thereto;
(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by Escalon of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each the Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.



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        5. Upon execution of this Amendment Escalon or Buyer shall pay $17,558 to Radiance in immediately available funds.

        6. Escalon and Buyer, jointly and severally, shall execute and deliver to Radiance a term note, in the form attached hereto as Exhibit 1, (the "Short Term Note") in the amount of $64,884, with interest at the Prime Rate as published in the Wall Street Journal (New York edition) plus 1%, payable interest only quarterly beginning on May 31, 2001 and the principal and interest shall be due in full on January 15, 2002;

        7. Escalon and Buyer, jointly and severally, shall execute and deliver to Radiance an additional term note, in the form attached hereto as Exhibit 2, (the "Long Term Note") in the amount of $717,558, with interest at the Prime Rate as published in the Wall Street Journal (New York edition) plus 1%, payable interest only quarterly beginning on May 31, 2001 through January 15, 2002 and thereafter principal and interest payable in eleven (11) quarterly installments beginning on April 15, 2002;

        8. In the event of a Change of Control (as defined therein) of either Escalon or Buyer then all obligations under the Short Term Note and the Long Term Note (collectively, the "Notes") shall be immediately due and payable, with a prepayment premium as set forth in the Notes.

        9. Each of Buyer and Escalon, on behalf of itself and each of its Affiliates, and the predecessors, successors and assigns of each acknowledges full and complete satisfaction of, and hereby irrevocably, unconditionally, forever and finally releases and fully discharges Radiance and its Affiliates, and the shareholders, Affiliates, officers, directors, employees, agents, attorneys, representatives, predecessors, successors and assigns of each (the "Radiance Releasees") from, any and all claims, demands, actions, causes of action, promises, covenants, contracts, agreements, bonds, obligations, liabilities, losses, damages, costs, expenses and moneys otherwise accrued, due or unpaid, of whatsoever character, nature or kind, whether in law or in equity, in contract or in tort, under statute or at common law, whether now known or unknown, suspected or unsuspected, fixed or contingent, against the Radiance Releasees arising out of, in connection with, or in any way related to the Asset Agreement.

        10. Each of Buyer and Escalon, on behalf of itself and its Affiliates, having been fully advised by its respective counsel, hereby expressly and voluntarily waives all rights or benefits that it might otherwise have under the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows, and under any and all federal, state, foreign and/or common-law statutes or principles of similar effect:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH DEBTOR.

        11. Each of Buyer and Escalon, on behalf of itself and its Affiliates, represents and acknowledges that (a) the terms of this Amendment have been completely read and fully understood and accepted for the purpose of effecting a full, complete and final compromise,


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adjustment, and settlement of the matters referred to herein; (b) it intends to be fully bound hereby and may not hereafter raise any claim of mistake of fact, misunderstanding, or inadequacy of consideration in connection herewith; and (c) in executing this Agreement, it relies solely upon its own judgment, belief, and knowledge, and the advice and recommendations of its own independently selected counsel, concerning the nature, extent, and duration of its rights and claims, and it has not been influenced to any extent whatsoever in executing the same by any representation or statement made or omitted to be made by the other parties hereto or by any person representing another party.

        12. This Amendment shall be governed by the terms in the Asset Agreement, provided however that in the event of any conflict or variance between the terms of this Amendment and the Asset Agreement, this Amendment shall control.

        13. The parties acknowledge and agree that all of the terms, provisions, covenants and conditions of the Asset Agreement shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent amended, modified, deleted or revised in this Amendment.

        14. This Amendment may be executed in any number of counterparts by facsimile or otherwise, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the day and year first written above.

                                      RADIANCE MEDICAL SYSTEMS, INC.


                                      By: /s/ STEPHEN R. KROLL
                                          -------------------------------------
                                      Title: Vice President,
                                             Finance/Administration


                                      ESCALON MEDICAL CORP.


                                      By: /s/ RICHARD J. DePIANO
                                          -------------------------------------
                                      Richard J. DePiano, CEO


                                      ESCALON VASCULAR ACCESS, INC.


                                      By: /s/ RICHARD J. DePIANO
                                          -------------------------------------
                                      Richard J. DePiano, CEO


     [SIGNATURE PAGE TO THE AMENDMENT TO ASSETS SALE AND PURCHASE AGREEMENT
            ESCALON MEDICAL CORP. AND RADIANCE MEDICAL SYSTEMS, INC.]